Exhibit 15







November 8, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 8, 2001 on our reviews of interim financial information of UniSource Energy Corporation (the Company) and Tucson Electric Power Company
(TEP) as of and for the period ended September 30, 2001 and included in the Company's and TEP's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's Registration Statements on Form S-8 (Nos. 333-43765, 333-43767, 333-43769, 333-53309, 333-53333 and 333-
53337), on Form S-3 (Nos. 333-31043 and 333-93769), and on Form
S-4 (No. 333-60809) and in TEP's Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-65143).

Very truly yours,



PricewaterhouseCoopers LLP